UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Merck & Co., Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of “Answers to Your Top Merger Questions” posted on the Merck & Co., Inc. (“Merck”) internal website on March 12, 2009, in connection with the proposed transaction between Merck and Schering-Plough Corporation.

From The Daily for March 12, 2009

Answers to Your Top Merger Questions

Although we are unable to answer every question we’ve received following Monday's announcement that Merck and Schering-Plough have entered into a definitive merger agreement, over the coming days we will provide answers to some of your top merger questions.

In many cases, it’s premature to discuss specific plans, but we will communicate new information as soon as it becomes available and will provide answers to questions as soon as decisions are made.

Q. What are the integration plans?  What can we expect in the interim period?

A. Following the close of the transaction, the Board of Directors of the combined company will be comprised of the current Merck Board and three representatives from Schering-Plough’s Board.  Dick Clark will serve as chairman, president and chief executive officer of the combined company.  Fred Hassan is committed to continuing the strong operations at Schering-Plough and intends to participate in the integration planning until the close.

Merck’s integration team will be led by Adam Schechter, president of Global Pharmaceuticals, who will report to Dick.  Schering-Plough’s integration team will be led by Brent Saunders, senior vice president and president, Consumer Health Care, who will report to Fred.  A key priority is keeping the best talent from both companies.  Recognizing that the combination will result in a much larger organization, Merck expects that the substantial majority of Schering-Plough employees will remain with the combined company.  In addition, both Merck and Schering-Plough will institute hiring freezes immediately.

Both Merck and Schering-Plough will continue to operate as independent companies until the transaction closes, and we expect that between now and then the day-to-day operations of each company will continue normally.  As always, we appreciate your efforts and will rely on you to stay focused on your jobs and to continue serving the patients and customers who depend on Merck.

Q. How long before the transaction is completed?

A. We intend to move forward expeditiously so that we can begin to capture the benefits of this transaction quickly.  We expect to receive all necessary regulatory approvals and to complete the transaction in the fourth quarter of 2009.

Q. I am a Merck representative.  What should I do differently in my interactions with JV or Schering-Plough representatives?

A. Nothing. Until the merger is executed, Merck, Schering-Plough and JV staff should continue to perform their jobs the same way as they did before the announcement.  It’s important that you do not start to share information or plan activities as if the merger has been completed until the merger has actually been completed.

This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on Merck’s and Schering-Plough’s management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect either companies’ business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of either companies’ annual reports on Form 10-K for the year ended December 31, 2008, in their respective quarterly reports on Form 10-Q and in their respective current reports on Form 8-K, including, the current report on Form 8-K filed by Merck on March 10, 2009, each of which is incorporated by reference.

These reports are available at www.merck.com and www.schering-plough.com.

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information. Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s preliminary proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on February 25, 2009. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.